Exhibit 99.1

Howard Clabo (editorial/media) 408.223.5864 Michael Sullivan (financial community) 408.986.7977

Applied Materials Announces Restructuring of Energy and Environmental Solutions Segment

Conference Call Scheduled for 7:00 a.m. PDT

SANTA CLARA, Calif., July 21, 2010 – Applied Materials, Inc. (Nasdaq: AMAT) today announced plans to restructure its Energy and Environmental Solutions (EES) segment to put a primary emphasis on opportunities in crystalline silicon (c-Si) solar and advanced energy, including light emitting diode (LED) technology. Upon completion of the restructuring plan, annual operating expenses are expected to decrease by at least $100 million on an annualized basis. The restructuring plan is intended to make EES a profitable segment in fiscal year 2011.

As part of the restructuring, Applied will discontinue sales to new customers of its SunFab™ fully-integrated lines for manufacturing thin film solar panels and will offer individual tools for sale to thin film solar manufacturers, including chemical vapor deposition (CVD) and physical vapor deposition (PVD) equipment. R&D efforts to improve thin film panel efficiency and high-productivity deposition will continue. The company will support existing SunFab customers with services, upgrades and capacity increases through its Applied Global Services segment. Applied’s solar R&D center in Xi’an, China will concentrate on advancing its c-Si solar and other technologies.

“While Applied has delivered significant innovations with our SunFab production line and made substantial progress on our technology roadmap, the thin film market has been negatively impacted by several factors, including delays in utility-scale solar adoption, solar panel manufacturers’ challenges in obtaining affordable capital, changes and uncertainty in government renewable energy policies, and competitive pressure from crystalline silicon technologies,” said Mike Splinter, chairman and CEO of Applied Materials. “Led by Mark Pinto, EES will focus on our industry-leading crystalline silicon solar business and on pursuing other opportunities in advanced energy technologies like LED lighting.”

The company also plans to divest its low-emissivity architectural glass coating products, while continuing development activities in emerging technologies such as “smart” electrochromic glass.

The cost of implementing the EES restructuring plan is expected to be in the range of approximately $375 million to $425 million, or $0.18 to $0.21 per share, which will be reported as cost of products sold and restructuring and asset impairments in the company’s consolidated statements of operations for the third quarter of fiscal 2010. As part of the total pre-tax cost, Applied anticipates that it will record: (i) inventory charges of up to $240 million; (ii) equipment and intangible assets impairment charges of up to $95 million; (iii) employee severance of up to $50 million; and (iv) other obligations of up to $40 million. This action is expected to impact between 400 to 500 positions globally. A number of affected employees may transfer to other groups or functions within the company. Cash expenditures related to these charges are expected to be no more than $80 million. In addition to the charges under the EES plan, the company will record a favorable adjustment of approximately $20 million to the restructuring plan previously announced on November 11, 2009 due to changes in business requirements.

Applied Materials, Inc.

Revised Q3 FY2010 Business Outlook

In May, the company announced its target for non-GAAP EPS for the third quarter of fiscal 2010 of between $0.22 and $0.26 per share, which did not include any potential restructuring charges. The revised target is for non-GAAP earnings of $0.10 to $0.14 per share, which would have been at the high end of the previous target after taking into account the approximately $0.14 per share impact of the inventory charges and other obligations related to today’s actions.

Watch Mike Splinter address the EES restructuring on the Applied Materials Blog: http://bit.ly/boKnz1.

Safe Harbor Statement

This release contains forward-looking statements, including those relating to the expected scope, costs, timing and benefits of the EES Plan and Applied’s business outlook, opportunities and Q3’10 targets. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global economic and industry conditions; Applied’s ability to implement the program as planned and achieve the anticipated benefits, which may be affected by: customer requirements, changes in business conditions and/or operational needs, business acquisitions or divestitures, retention of key employees, U.S. and international labor and employment laws, delays and increased costs; the ability to accurately forecast financial results; and other risks described in Applied’s filings with the Securities and Exchange Commission. Applied undertakes no obligation to revise or update any forward-looking statements.

Conference Call

Applied will hold a conference call today at 7:00 a.m. PDT. To attend, visit the company’s investor relations website at http://www.appliedmaterials.com/investors/07212010_conf_call.html or dial 1-706-679-5064, or toll-free 1-877-356-9175. A live audio webcast of this event will be available on Applied’s website. Replays and an audio/MP3 will be available beginning Wednesday, July 21 by 5:00 p.m. PDT through August 17, 2010.

About Applied Materials

Applied Materials, Inc. is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panel displays, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.

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